Exhibit 23.1


             Consent of KPMG Peat Marwick LLP, Independent Auditors
             ------------------------------------------------------

The Board of Directors
Zions Bancorporation

We consent to the use of our report dated January 26, 1998, with respect to the consolidated financial statements of Zions Bancorporation and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997 incorporated herein by reference, which report appears in the December 31, 1997, annual report on Form 10- K of Zions Bancorporation. We also consent to the reference to our firm under the heading "Experts" in the registration statement and prospectus.


                                                 /S/
                                                 KPMG Peat Marwick LLP











Salt Lake City, Utah
November 13, 1998